Exhibit 99.1

Press Release

Vuzix Reports 4Q and Full Year 2022 Results

Q1 confirmed orders and expected shipments to mark one of the strongest quarterly revenues in a decade

ROCHESTER, N.Y., March 1, 2023 - Vuzix® Corporation (NASDAQ: VUZI) (“Vuzix” or the “Company”), a leading supplier of Smart Glasses and Augmented Reality (AR) technologies and products, today reported its fourth quarter and full year financial results for the year ended December 31, 2022.

“In 2022, Vuzix made critical investments in staff, core technology and infrastructure to expand our capabilities and global footprint to meet the demand for our products, components and services,” said Paul Travers, President and CEO. “We made significant advancements in our core technology and our waveguide manufacturing technologies. We also kicked off upgrades and expansion of our waveguide manufacturing capabilities and entered into a lease for additional manufacturing space. Both are helping to uniquely position Vuzix to play an important role in the expected multibillion dollar AR market. Furthermore, we also entered into a series of agreements with Atomistic, a France-based firm related to the development of next generation microLED technology. We successfully developed and integrated miniature AR imaging systems and transferred this technology from the R&D lab into the industrial design and product assembly of the Vuzix Ultralite smart glasses OEM platform. We acquired Moviynt, a revenue generating SaaS solution provider that supports SAP and traditional handheld hardware used in warehousing, as well as Vuzix smart glasses. On the operational side, we invested in staff and infrastructure to help our company scale and take advantage of the opportunities at hand in the market.”

"2022 as a whole was a challenging year to navigate with supply chain issues, uncertainty caused by Covid, geopolitical tensions and darkening macro-economic forces. Despite these headwinds, there were segments of our business that accelerated, such as our OEM business group, which delivered year-over-year revenue growth of 250% fueled by new customers and follow-on programs from existing customers. During 2022, we also witnessed accelerated smart glasses adoption by key accounts, especially in warehousing and logistics in the form of larger orders to support expansion into additional warehouses and distribution centers. Additionally, in 2022 we continued to expand our global sales channel and strategy within select markets to provide end-to-end smart glasses-based services to end customers,” said Mr. Travers.

The following table compares condensed elements of the Company’s summarized Consolidated Statements of Operations data for the fourth quarters and years ended December 31, 2022 and 2021, respectively. Readers should refer to Vuzix’ Form 10-K for the year ended December 31, 2022 for additional information as well as disclosure of important risk factors:

	Three Months Ended December 31 (unaudited – in 000s)		Twelve Months Ended December 31 (audited – in 000s)
	2022	2021	2022	2021
Sales:
Sales of Products	$2,566	$3,127	$10,506	$12,785
Sales of Engineering Services	332	187	1,330	380
Total Sales	2,898	3,314	11,836	13,165

Cost of Products and Eng. Services	3,024	3,327	10,353	11,596
Gross (Loss) Profit	(126)	(12)	1,483	1,568

Operating Expenses:
Research and Development	3,136	3,348	12,677	11,675
Selling and Marketing	2,183	1,813	8,078	6,119
General and Administrative	5,731	5,830	21,039	22,503
Depreciation and Amortization	640	196	1,789	988
Loss on Fixed Asset Disposal	35	100	35	184
Impairment of Patents and Trademarks	-	14	98	80
Total Operating Expenses	11,726	11,364	43,715	41,549

Loss from Operations	(11,852)	(11,315)	(42,232)	(39,980)

Total Other Income (Expense)	1,093	(178)	1,469	(397)

Net Loss	$(10,759)	$(11,493)	$(40,764)	$(40,377)

Loss per Share	$(0.17)	$(0.17)	$(0.64)	$(0.66)

Full Year 2022 Financial Results

For the full year ended December 31, 2022, total revenues were $11.8 million, a decrease of 10% over the comparable period in 2021. The decrease in revenues for the year was due to lower sales of smart glasses, which resulted from a combination of higher average sales discounts due to larger volume reseller sales, negative foreign exchange comparatives and, to a smaller degree, a decrease in overall unit sales. Sales of engineering services for the year ended December 31, 2022, were $1.3 million as compared to $0.4 million in the same period of 2021, an increase of 250%.

There was an overall gross profit of $1.5 million or 13% for the full year ended December 31, 2022 as compared to overall gross profit of $1.6 million or 12% for the same period in 2021.

Research and Development expense was $12.7 million for the year ended December 31, 2022 compared to $11.7 million for the comparable 2021 period, an increase of 9% largely due to a $0.6 million increase in external development expenses related to the Shield and Blade 2 and a $0.4 million increase in salary and benefits expenses due to additional personnel.

Selling and Marketing expense was $8.1 million for the year ended December 31, 2022 compared to $6.1 million for the comparable 2021 period, an increase of 32% that was largely due to a $1.7 million increase in salary and salary benefits related expenses.

General and administrative expense was $21.0 million for the full year ended December 31, 2022 compared to $22.5 million for the comparable 2021 period, a decrease of 7%. The decrease was largely due to a $1.3 million decline in non-cash stock-based compensation and decreases in legal expenses.

The net loss for the full year ending December 31, 2022 was $40.8 million or $0.64 cents per share versus a net loss of $40.4 million or $0.66 for the same period in 2021.

Net cash flows used in operating activities for 2022 was $24.5 million as compared to the prior year’s total loss of $27.0 million.

As of December 31, 2022, the Company maintained cash and cash equivalents of $73 million and an overall working capital position of $76 million.

Fourth Quarter 2022 Financial Results

For the three months ended December 31, 2022, total revenues were $2.9 million, a 13% decrease over the prior year’s period. The decrease was due to lower sales of smart glasses products, partially offset by higher engineering services sales.

There was an overall gross loss of $0.1 million for the three months ended December 31, 2022, as compared to gross loss of $0.01 million for the same period in 2021.

Research and Development expense was $3.1 million for the three months ended December 31, 2022 versus $3.3 million for the comparable 2021 period.

Selling and Marketing expense was $2.2 million for the three months ended December 31, 2022 versus $1.8 million for the comparable 2021 period.

General and administrative expense for the three months ended December 31, 2022 was $5.7 million versus $5.8 million for the comparable 2021 period.

Management Outlook

“We expect 2023 will be an exciting year for Vuzix and its shareholders. We entered 2023 in a position of strength and are focused on execution of our business plan to leverage and monetize the critical and prudent investments that were made throughout 2022. Thus far, our first quarter of 2023 is off to a strong start. Based on current shipments in Q1-2023 and purchase orders being processed for shipment in Q1-2023, we should outpace our reported total revenues for every one of our 2022 quarters. For the full year, we have a strong book of business with identified opportunities, large deals and cornerstone customers on the enterprise and OEM side of our business that we expect to come in over the course of the calendar year. As a result, we expect to achieve record overall revenues in 2023 fueled by stronger sales of core smart glasses, SaaS solutions and OEM products and engineering services,” said Mr. Travers.

Conference Call Information

Date: Wednesday, March 1, 2023

Time: 4:30 p.m. Eastern Time (ET)

Dial-in Number for U.S. & Canadian Callers: 877-709-8150

Dial-in Number for International Callers (Outside of the U.S. & Canada): 201-689-8354

A live and archived webcast of the conference call will be available on the investor relations page of the Company's website at: https://ir.vuzix.com/ or directly at https://event.choruscall.com/mediaframe/webcast.html?webcastid=wF3xyd0T.

Participating on the call will be Vuzix’ Chief Executive Officer and President Paul Travers and Chief Financial Officer Grant Russell, who together will discuss business, operational and financial highlights for the fourth quarter and full year ended December 31, 2022.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A telephonic replay will be available for 30 days, starting on March 1, 2023, at approximately 5:30 p.m. (ET). To access this replay, please dial 877-660-6853 within the U.S. or Canada, or 201-612-7415 for international callers. The conference replay ID# is 13736502.

About Vuzix Corporation

Vuzix is a leading supplier of Smart Glasses and Augmented Reality (AR) technologies and products for the consumer and enterprise markets. The Company's products include personal display and wearable computing devices that offer users a portable high-quality viewing experience, provide solutions for mobility, wearable displays and augmented reality. Vuzix holds 278 patents and patents pending and numerous IP licenses in the Video Eyewear field. Moviynt, an SAP Certified ERP SaaS logistics solution provider, is a Vuzix wholly owned subsidiary. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2023 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in Rochester, NY, Oxford, UK, and Tokyo, Japan. For more information, visit the Vuzix website,  Twitter and Facebook pages.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements contained in this release relate to, among other things, the timing of new product releases, R&D project successes, smart glass pilot to roll-out conversion rates, future operating results, and the Company's leadership in the Smart Glasses and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the Company's Annual Reports and other filings with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Investor Relations Contact

Ed McGregor, Director of Investor Relations

Vuzix Corporation

ed_mcgregor@vuzix.com

Tel: (585) 359-5985

Vuzix Corporation, 25 Hendrix Road, West Henrietta, NY 14586 USA,

Investor Information – IR@vuzix.com www.vuzix.com